EXHIBIT 99.1

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
908-630-5000	908-630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP REPORTS
NET INCOME UP 10.5% FOR THE QUARTER

BERNARDSVILLE, NJ – July 23, 2007…Somerset Hills Bancorp (NASDAQ:SOMH) reported its results of operations for the second quarter of 2007.  For the quarter ended June 30, 2007, net income increased by $51,000 to $536,000, or $0.10 per diluted share compared to $0.11 per share during the second quarter of 2006. For the six months ended June 30, 2007, net income increased by $96,000 to $1.1 million, or $0.20 per diluted share compared to $0.22 per diluted share for the six months ended June 30, 2006. The Company’s return on equity declined to 5.60% for the six months ended June 30, 2007 from 7.32% for the six months ended June 30, 2006. The decline in earnings per diluted share and return on equity in the current period reflects the impact of the issuance of approximately 1.3 million shares in the fourth quarter of 2006, and the addition of approximately $ 10.3 million in equity, upon the exercise of the Company’s outstanding common stock purchase warrants which expired in November, 2006.

For the quarter ended June 30, 2007 the Company’s net interest income increased by $171,000 to $2.6 million, as interest income increased by $657,000 and interest expense increased by $486,000.   For the six months ended June 30, 2007 the Company’s net interest income increased by $391,000 to $5.2 million, as interest income increased by $1.5 million and interest expense increased by $1.1 million.

As a result of these changes, the Company’s net interest margin declined from 4.28% for the six months ended June 30, 2006 to 3.91% for the six months ended June 30, 2007. The decline reflects the impact of certain promotional rates offered on deposit products at the Bank’s two newest offices, Madison and Long Valley, New Jersey, as well as the overall competitive marketplace for deposits in the Company’s trade area.

At June 30, 2007, loans increased $19.4 million, or 10.9 percent to $196.8 million from $177.4 million when compared to June 30, 2006.  At June 30, 2007, deposits increased $34.1 million, or 15.6 percent to $253.1 million from $219.0 million when compared to June 30, 2006.  During the same period, core deposits increased 9.4 percent and account for 83.5 percent of total deposits at June 30, 2007.

At June 30, 2007, total assets were $291.5 million, up from $257.6 million at June 30, 2006, or 13.2 percent increase.

Shareholders equity increased to $37.2 million at June 30, 2007 from $27.1 million at June 30, 2006, and tangible book value per share increased to $7.30 per share from $6.81 per share at June 30, 2006.

Stewart E. McClure, Jr., President and Chief Executive Officer said, “During this quarter we opened our sixth branch in Long Valley and I’m pleased to report it is already over $5 million in deposits.  Additionally, our fifth office in Madison, which we opened just this past September, is now over $25 million in deposits.  Despite the costs associated with opening these two offices and a very challenging operating environment, we showed solid growth in earnings, 10.5 percent, and look forward to continued growth in both our franchise and our earnings.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. The Company has announced plans to open an additional office in Stirling, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

($ in thousands except per share data)	Six Months Ended
	June 30
	2007	2006

Income Statement Data:

Interest income	$8,865	$7,378
Interest expense	3,710	2,614
Net interest income	5,155	4,764
Provision for loan losses	0	126
Net interest income after prov. for loan losses	5,155	4,638
Non-interest income	1,272	1,184
Non-interest expense	4,901	4,337
Income before income taxes	1,526	1,485
Income tax expense	470	525
Net income	$1,056	$960

Balance Sheet Data:

Total assets	$291,452	$257,573
Loans, net	196,819	177,441
Loans held for sale	9,286	15,507
Allowance for loan losses	2,170	2,095
Investment securities held to maturity	13,420	10,205
Investment securities held for sale	36,726	29,522
Deposits	253,079	218,957
Borrowings	0	10,500
Shareholders' equity	37,152	27,053

Performance Ratios:

Return on average assets	0.73%	0.80%
Return on average equity	5.60%	7.32%
Net interest margin	3.91%	4.28%
Efficiency ratio	76.3%	72.9%

Asset Quality:

Nonaccrual loans	217	0
OREO property	0	0
Net charge-offs (recoveries)	0	2
Allowance for loan losses to total loans	1.09%	1.17%
Nonperforming loans to total loans	0.11%	0

Per Share Data:

Earnings per share- Basic	$0.21	$0.26
Earnings per share- Diluted	$0.20	$0.22
Book value per share	$7.55	$7.12
Tangible book value	$7.30	$6.81

Somerset Hills Bancorp
Balance Sheets
(in thousands, except for share data)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS

Cash and due from banks	$11,382	$22,662
Federal funds sold	5,100	5,900
Total cash and cash equivalents	16,482	28,562

Loans held for sale,net	9,286	5,003
Investment securities held to maturity(Approximate market value
of $13,283 in 2007 and $10,552 in 2006)	13,420	10,485
Investment securities available- for- sale	36,726	38,914

Loans receivable	199,140	192,571
Less: allowance for loan losses	(2,170)	(2,170)
Deferred fees	(151)	(136)

Net loans receivable	196,819	190,265

Premises and equipment,net	6,545	6,295
Goodwill, Net	1,191	1,191
Bank owned life insurance	7,933	5,801
Accrued interest receivable	1,474	1,508
Deferred tax asset	1,033	805
Other assets	543	599

TOTAL ASSETS	$291,452	$289,428

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits-demand	$44,581	$51,015
Interest bearing deposits
NOW, money market and savings	166,807	163,590
Certificates of deposit, under $100,000	21,692	20,617
Certificates of deposit, $100,000 and over	19,999	14,999

Total deposits	253,079	250,221

Accrued interest payable	869	697
Taxes payable	62	34
Other liabilities	290	580

Total liabilities	254,300	251,532

STOCKHOLDERS' EQUITY
Preferred stock-1,000,000 shares authorized:none issued	-	-
Common stock- authorized, 10,000,000 shares
of no par value;issued and outstanding,
4,923,584 in 2007 and 4,997,490 in 2006	37,614	36,916
Retained earnings	168	1,166
Accumulated other comprehensive loss	(630)	(186)

Total Stockholders` Equity	37,152	37,896

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$291,452	$289,428

*Restated to reflect 5% stock dividends
in 2007 and 2006

Somerset Hills Bancorp
Statement of Operations
(in thousands, except for share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:

Loans, including fees	$3,617	$3,349	$7,162	$6,422
Investment securities	649	458	1,326	917
Federal funds sold	203	13	347	23
Interest bearing deposits with other banks	16	8	30	16
Total interest income	4,485	3,828	8,865	7,378

Interest Expense:

Deposits	1,874	1,344	3,708	2,473
Federal Home Loan Bank advances	-	44	2	140
Federal funds purchased	-	-	-	1
Total interest expense	1,874	1,388	3,710	2,614

Net Interest Income	2,611	2,440	5,155	4,764

Provision for loan losses	-	50	-	126

Net Interest Income After
Provision for
Loan Losses	2,611	2,390	5,155	4,638

Non-Interest Income:

Service fees on deposit accounts	90	75	169	150
Gains on sales of mortgage loans,net	423	354	838	819
Other Income	161	99	265	215
Total Non-Interest Income	674	528	1,272	1,184

Non-Interest Expenses:

Salaries and employee benefits	1,334	1,210	2,594	2,356
Occupancy expense	468	398	922	788
Advertising and business promotion	114	131	226	301
Stationery and supplies	69	45	135	104
Data processing	127	104	262	206
Other operating expense	406	290	762	582
Total Non-Interest Expense	2,518	2,178	4,901	4,337

Income before provision for income taxes	767	740	1,526	1,485

Provision for Income Taxes	231	255	470	525

Net Income	$536	$485	$1,056	$960

Per share data
Net Income -basic	$0.11	$0.13	$0.21	$0.26
Net Income -diluted	$0.10	$0.11	$0.20	$0.22
*Restated to reflect 5% stock dividends
in 2007 and 2006

7